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CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No.31 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 28, 1996, relating to the financial statements and financial highlights appearing in the August 31, 1996 Annual Report to Shareholders of PaineWebber Balanced Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights - Balanced Fund" in the Prospectuses and under the heading "Other Information - Independent Auditors" in the Statements of Additional Information.



/s/ Price Waterhouse LLP
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
December 30, 1996